As filed with the Securities and Exchange Commission on March 5, 2024

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE MARCUS CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	39-1139844
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

100 East Wisconsin Avenue, Suite 1900

Milwaukee, Wisconsin 53202

(414) 905-1000

(Address, including zip code, and
telephone number, including area code, of
registrant’s principal executive offices)

Thomas F. Kissinger

Senior Executive Vice President, General Counsel and Secretary

100 East Wisconsin Avenue, Suite 1900

Milwaukee, Wisconsin 53202

(414) 905-1000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Steven R. Barth

Spencer T. Moats
Garrett F. Bishop

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-2400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

THE MARCUS CORPORATION

DIVIDEND REINVESTMENT PLAN

250,000 Shares of Common Stock

This prospectus relates to 250,000 shares of common stock, $1.00 par value per share (“Common Stock”) of The Marcus Corporation (the “Company”) reserved for issuance under the Company’s Dividend Reinvestment Plan (the “Plan”). Eligible shareholders under the Plan may reinvest all or a portion of their cash dividends in shares of Common Stock as well as make optional cash investments of $50 or more per investment in Common Stock up to a total of $1,500 per calendar month. In addition, dividends on all shares acquired and held in the accounts of participants under the Plan will be automatically reinvested in additional shares of Common Stock.

The Common Stock is traded on the New York Stock Exchange under the symbol “MCS.” On February 29, 2024, the last reported sale price of the Common Stock on the New York Stock Exchange was $14.45 per share.

The Plan provides that shares of Common Stock may be purchased for participants from the Company or in the open market or in privately negotiated transactions. The price of newly issued shares purchased from the Company will be the average (computed to three decimal places) of the high and low prices of shares of Common Stock on the New York Stock Exchange on the date of purchase. The price of shares of Common Stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average of the prices paid for such shares. No brokerage commissions, fees or service charges will be incurred by participants in connection with purchases of shares under the Plan (whether from the Company or on the open market or in privately negotiated transactions) or for participating in the Plan. For a detailed summary of the Plan, see the section “The Plan” in this Prospectus.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors ” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any state where offers or sales are not permitted.

The date of this prospectus is March 5, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our Common Stock offered under the Plan. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information regarding The Marcus Corporation. (the “Company”), the Plan, and the shares of Common Stock offered under the Plan. Before making a decision to invest in shares of Common Stock, you should carefully read this prospectus, especially the sections entitled “Risk Factors” on page 5 and “Where You Can Find More Information” beginning on page 26.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company”, “MCS”, “we”, “us”, “our” and similar terms refer to The Marcus Corporation and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain matters discussed in this prospectus are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects the COVID-19 pandemic, or future pandemics, may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as a strike by actors, writers or directors); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics; and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. See “Risk Factors” in this prospectus for more information. You should consider these factors and other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and does not contain all of the information that you should consider before buying our shares in this offering. You should read this entire prospectus carefully, including the section entitled “Risk Factors” on page 8 of this prospectus and all other information, including our consolidated financial statements and the related notes, that are included or incorporated by reference in this prospectus before you decide to purchase shares of our Common Stock.

About the Company

We are engaged primarily in two business segments: movie theatres and hotels and resorts.

As of December 28, 2023, our theatre operations included 79 movie theatres with 993 screens throughout 17 states (Wisconsin, Illinois, Iowa, Minnesota, Missouri, Nebraska, North Dakota, Ohio, Arkansas, Colorado, Georgia, Kentucky, Louisiana, New York, Pennsylvania, Texas and Virginia). We also operate a family entertainment center, Funset Boulevard, that is adjacent to one of our theatres in Appleton, Wisconsin. As of the date of this Annual Report, we are the 4th largest theatre circuit in the United States.

As of December 28, 2023, our hotels and resorts operations included seven wholly-owned and operated hotels and resorts in Wisconsin, Illinois, and Nebraska. We also manage eight hotels, resorts and other properties for third parties in Wisconsin, California, Minnesota, Nevada, Nebraska, Illinois, Iowa, and Pennsylvania. As of December 28, 2023, we owned or managed approximately 4,400 hotel and resort rooms.

Stock Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “MCS”.

Principal Executive Offices and Telephone Number

Our headquarters are located at 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202, and our telephone number is (414) 905-1000.

Internet Address

Our internet address is www.marcuscorp.com. The contents of our internet website are not a part of, and are not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

About the Plan and this Offering

The Company is offering to its shareholders the opportunity to purchase shares of the Company’s Common Stock, by reinvesting dividends and/or by making optional cash investments pursuant to the Plan. Eligible shareholders under the Plan may reinvest all or a portion of their cash dividends in shares of Common Stock as well as make optional cash investments of $50 or more per investment in Common Stock up to a total of $1,500 per calendar month. In addition, dividends on all shares acquired and held in the accounts of participants under the Plan will be automatically reinvested in additional shares of Common Stock.

Equiniti Trust Company, LLC (“EQ”) is the Administrator of the Plan. The Administrator will purchase the Common Stock under the Plan directly from the Company out of authorized but unissued shares.

The Plan provides that shares of Common Stock may be purchased for participants from the Company or in the open market or in privately negotiated transactions. The price of newly issued shares purchased from the Company will be the average (computed to three decimal places) of the high and low prices of shares of Common Stock on the New York Stock Exchange on the date of purchase. The price of shares of Common Stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average of the prices paid for such shares. No brokerage commissions, fees or service charges will be incurred by participants in connection with purchases of shares under the Plan (whether from the Company or on the open market or in privately negotiated transactions) or for participating in the Plan. For a detailed summary of the Plan, see “The Plan.”

CONTACT INFORMATION

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to your account information and answers for many common questions and general inquiries.

To register for online access:

If you are an existing, registered shareowner:

1.	Go to shareowneronline.com

2.	Click Register then I want to register for online access

3.	Select The Marcus Corporation and enter your EQ Account Number

4.	Select your Authentication* method

5.	Follow the steps to provide your information, create your secure profile, and access your online account.

*If you need your Authentication ID to continue, select Authentication ID and Please send my Authentication ID, the click Send ID. For security, this number is required for first time sign on.

Email

Login to your account at shareowneronline.com and select Contact Us.

Telephone

1-800-468-9716 Toll-Free

651-450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120-4100

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors under the heading "Risk Factors" included in our most recent Annual Report on Form 10-K, as may be revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to the Plan

You will not know the price of the Common Stock you are purchasing under the Plan at the time you elect to have your dividends reinvested, and you may not be able to direct the time or price at which the Common Stock you hold is sold under the Plan.

The price of our Common Stock may fluctuate between the time you decide to purchase Common Stock under the Plan and the time of actual purchase. If an Account Authorization Card is received by the Administrator on or before the record date for the payment of the next dividend, the dividend or distribution, as applicable, will be reinvested as of the dividend payment date. If an Account Authorization Card is not received by the record date, reinvestment of dividends or distributions, as applicable, will not begin until the next following dividend payment date. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

EQ serves as the Administrator of the Plan. If you instruct the Administrator to sell Common Stock under the Plan, you will not be able to direct the time or price at which the Common Stock is sold. The price of our Common Stock may decline between the time you decide to sell Common Stock and the time of actual sale.

The issuance of additional shares of Common Stock could dilute or depress the value of your shares of the Company’s Common Stock.

Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of our Common Stock. The issuance of additional shares also could dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

THE PLAN

Purpose

The purpose of the Plan is to provide shareholders of record of the Common Stock of the Company with a simple and convenient method of purchasing shares of Common Stock. Once enrolled in the Plan, eligible shareholders may use dividends and/or make optional cash investments to acquire additional shares of Common Stock without incurring purchase fees, such as brokerage commissions or service charges.

Administration of the Plan

Equiniti Trust Company, LLC (“EQ”) has been appointed by the Company as its agent to administer the Plan, maintain records, send statements of account to participants and perform other duties relating to the Plan, subject to the direction of the Company. EQ will hold for safekeeping the shares of Common Stock acquired under the Plan for each participant until termination of participation in the Plan or receipt of a request in writing from a participant for all or part of his or her Plan shares. Shares held by EQ will be registered in the name of EQ or one of its nominees, as Plan Administrator for the Plan. The Company acting through its Board of Directors may, at any time and in its sole discretion, appoint a successor administrator of the Plan upon 30 days’ written notice to EQ.

Advantages of Participating in the Plan

Participants in the Plan may:

•	Automatically reinvest dividends on all or a portion of their shares of Common Stock held of record in additional shares of Common Stock.

•	Invest additional cash (in amounts of not less than $50 per investment, up to a maximum of $1,500 per calendar month) to purchase additional shares of Common Stock.

Participants in the Plan will:

•	Have dividends on shares credited to their Plan accounts automatically reinvested in additional shares of Common Stock.

•	Participate without incurring fees in connection with purchases of additional shares of Common Stock under the Plan, including brokerage commissions or service charges.

•	Benefit from full investment of funds under the Plan because fractional shares, as well as whole shares, will be credited to their accounts; dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares.

•	Avoid the need for safekeeping of certificates for shares of Common Stock credited to their accounts under the Plan.

•	Receive periodic statements from EQ reflecting all current activity in their Plan account, thereby affording participant’s simplified recordkeeping.

Participation by Shareholders of Record

Eligibility. Any shareholder who has shares of Common Stock registered in his or her own name on the books of the Company is eligible to participate in the Plan. (Shareholders owning Class B Common Stock will not, solely as a result of such ownership, be eligible to participate in the Plan.) A beneficial owner of Common Stock, whose shares are registered in the name of another (e.g., in a broker’s “street name” or in the name of a bank nominee or trustee) and who desires to participate in the Plan, must either make appropriate arrangements with the record holder to participate on behalf of the beneficial owner or must become a shareholder of record by having part or all of such shares transferred into his or her own name. Shares held by an individual in the Company’s 401(k) retirement savings plan are not registered in the name of the individual and are not eligible for participation in the Plan.

Participation by shareholders of record of Common Stock in the Plan is completely voluntary. Shareholders who do not elect to participate in the Plan will continue to receive their cash dividends if, when and as declared by the Board of Directors of the Company. Payment of cash dividends in the future by the Company will depend on its future earnings, financial requirements and other factors. There can be no assurance that the Company will continue to pay cash dividends or pay cash dividends at the same rates or in the same amounts as in prior years.

Investment Options. An eligible shareholder of record of Common Stock may elect to participate in the Plan through the following dividend reinvestment and/or optional cash investment options:

Full Dividend Reinvestment – All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”) will be used to purchase additional shares. The participant will not receive cash dividends from the Company; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the participant’s Plan account. (RD)

Partial Dividend Reinvestment – A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The partial elected to reinvestment will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly into a designated bank account. (RPN)

Cash Dividends – All dividends payable to the participant will be paid in cash. This includes the dividends payable on all shares held in the Plan, any shares held in physical certificate form or held through book-entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly into a designated bank account. For electronic direct deposit of any dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization card. The participant should include a voided check or deposit slip from the bank account for which to set up direct deposit. If the shares are jointly owned, all owners must sign the form. (RP0)

Optional Cash Investments – A participant may make optional cash investments to purchase additional shares of Common Stock with any of the above options. A participant must first be a shareholder of record before being allowed to make optional cash investments.

All shares acquired by a shareholder through dividend reinvestment and optional cash investments will be credited to the participant’s account under the Plan. Dividends on shares (including any fractional share interest) of Common Stock held in the participant’s account under the Plan will be reinvested in additional shares of Common Stock in accordance with the investment options described above.

Enrollment. An eligible shareholder may join the Plan at any time by properly completing and signing an Account Authorization Card and sending it to EQ. If the shares of Common Stock are registered in more than one name (e.g., joint tenants or trustees), all registered holders must sign. A shareholder may obtain an Account Authorization Card by contacting EQ by telephone or in writing.

The reinvestment of a participant’s dividends will begin with the dividend payment date immediately following the date on which a signed and properly completed Account Authorization Card specifying reinvestment of dividends is received by EQ, provided that the Account Authorization Card is received by EQ at least two business days before the record date for a dividend payment. If the Account Authorization Card is received by EQ after that time, the reinvestment of dividends will begin with the next dividend payment and will be completed no later than 30 trading days following the dividend payment date. Dividend payment dates in the future for the Common Stock are expected to be on or about the 15th day of February, May, August and November (or the closest business day thereto if such dividend payment date is not a business day). Each corresponding record date is expected to be 21 days in advance of such dividend payment date. There can be no assurance that these dates will not change or that the Company will continue paying quarterly dividends.

Each participant is fully responsible for the proper completion and timely delivery to EQ of his or her Account Authorization Card. Neither EQ nor the Company may be held responsible for Account Authorization Cards which are not properly completed or timely delivered.

Participation in the Plan by an eligible shareholder making optional cash investments is described below under “Optional Cash Investments.”

Change of Investment Option. A participant may change his or her investment option at any time online, by telephone or by obtaining and properly completing a new Account Authorization Card and sending it to EQ. With respect to the reinvestment of dividends, the new Account Authorization Card must be received by EQ at least two business days before the record date for a dividend payment in order to be effective for such payment.

Optional Cash Investments

How the Cash Investment Option Works. An optional cash investment may be made by an eligible shareholder when enrolling in the Plan by sending a check (payable to EQ Shareowner Services) to EQ with a properly completed and signed Account Authorization Card. Once enrolled, the participant may use the Transaction Request Form attached to any statement of account supplied by EQ to make additional optional cash investments. Optional cash investments, if made by participants in such manner, need not be in the same amount each time and such investments need not be made on a regular basis.

Checks – To make an investment by mail, payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. Cash, money orders, traveler’s checks and third-party checks are not accepted.

Automatic Investments – A participant may setup a one-time or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Card by mail (see “Contact Information”). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 9th of each month and will be invested in the Company’s Common Stock on the next investment date. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

Optional cash investments received from participants will be applied by EQ to the purchase of additional shares of Common Stock as of the Investment Date (as such term is defined under “Purchase of Shares” below) following the receipt of such payments, except as otherwise provided herein. To be reinvested on the next Investment Date, optional cash investments must be received by EQ no later than the business day prior to the Investment Date. Any optional cash received thereafter will be held by EQ and invested on the next succeeding Investment Date. NO INTEREST WILL BE PAID BY THE COMPANY OR EQ ON OPTIONAL CASH INVESTMENTS. THEREFORE, OPTIONAL CASH INVESTMENTS WHICH ARE MAILED TO EQ SHOULD BE SENT SO AS TO REACH EQ SHORTLY BEFORE THE DEADLINE. PARTICIPANTS SHOULD ALLOW ADEQUATE TIME FOR MAILING. PARTICIPANTS WHO MAIL PAYMENTS TO EQ ARE RESPONSIBLE FOR PROPER COMPLETION AND TIMELY DELIVERY.

During the period that an optional cash investment is pending, the Plan Administrator may invest the collected funds in its possession in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments will be the responsibility of the Plan Administrator. Investment income from such Permitted Investments will be retained by the Plan Administrator.

Limitations on Amounts of Optional Investments by Shareholders. Each optional cash investment by a participant must be at least $50 per investment and may not exceed $1,500 per calendar month. All amounts received by EQ for investment under the Plan must be denominated in United States dollars and drawn on a United States or Canadian financial institution.

In the case of a nominee who holds Common Stock for more than one beneficial owner, optional cash investments of more than $1,500 per calendar month may be made, provided such nominee certifies to EQ and the Company, accompanied by such documentation as the Company may require, that each beneficial owner is not making optional cash investments in excess of the per investment maximum.

Return of Uninvested Optional Cash Payments. A participant may, without terminating participation in the Plan, obtain the return (without interest) of any uninvested optional cash upon written request received by EQ at least two business days prior to the applicable Investment Date; provided that it is verified that good funds were originally received by EQ. If any optional cash investment is returned for any reason, the Plan Administrator will remove from the participant’s account any shares of Common Stock purchased with such funds and will sell these shares. The Plan Administrator may also sell additional shares of Common Stock in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares of Common Stock as necessary to cover any market loss incurred by the Plan Administrator.

Costs and Expenses

All costs and expenses associated with the operation of the Plan, including service charges, will be paid by the Company. However, a participant who instructs EQ to sell any Common Stock then held in the Plan for his or her account will be responsible for his or her pro rata share of applicable brokerage commissions relating to such sale, plus any service fees. A participant will also be responsible to pay other fees, as specified below.

Investment Summary and Fees

Summary

Minimum Cash Investments
Minimum one-time optional cash purchase	$50.00
Minimum recurring automatic investments	$50.00
Maximum Cash Investments
Maximum monthly investment	$1,500.00
Dividend Reinvestment Options
Reinvest options	Full, Partial, None

Fees
Investment Fees
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid
Sales Fees
Batch order	$15.00 per Transaction
Market order	$25.00 per Transaction
Limit order per transaction (Day/GTD/GTC)	$30.00 per Transaction
Stop order	$30.00 per Transaction
Sale trading commission per share	$0.12 per Transaction
Direct deposit of sale proceeds	$5.00 per Transaction
Other Fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

Purchase of Shares

Reinvested Common Stock dividends, optional cash investments and proceeds (which will be treated as optional cash investments) from the sale or redemption of Common Stock subscription or other rights, if any, received by EQ on behalf of participants will be used to acquire either outstanding Common Stock, or authorized and previously unissued Common Stock from the Company, provided that the Company is then willing to sell additional stock. In making purchases for a participant’s account, EQ will combine the participant’s funds with those of other participants. It is understood that governmental regulations may require the temporary curtailment or suspension of purchases of Common Stock under the Plan. No interest will be paid on funds held by EQ pending investment under the Plan.

Purchases of Common Stock under the Plan will be made on or as soon as administratively possible after the following applicable “Investment Dates”:

(a)	Each Common Stock dividend payment date is an Investment Date for the reinvestment of dividends.

(b)	The 15th day of each month (or the next closest business day if the 15th is not a business day) is an Investment Date for the investment of optional cash by participants and no later than 35 trading days, except where postponement is necessary to comply with the rules and regulations of the Securities and Exchange Commission.

The number of shares of Common Stock to be purchased for a participant under the Plan depends on the purchase price of Common Stock on the applicable Investment Date and on the amount of the participant’s dividends and optional cash to be invested. A participant’s account will be credited with that number of shares of Common Stock (including any fractional share interest, computed to three decimal places) equal to the total amount to be invested divided by the applicable purchase price per share.

Share Purchase Prices

If shares of Common Stock are purchased under the Plan for participants from the Company (including as newly-issued shares), then the purchase price of the shares will be the average (computed to three decimal places) of the high and low prices of shares of Common Stock on the New York Stock Exchange on the applicable Investment Date. If no trading occurs on the New York Stock Exchange in the Common Stock on the applicable Investment Date, the price will be determined with reference to the next preceding date on which the Common Stock was traded on the New York Stock Exchange. If shares of Common Stock are purchased under the Plan for participants on the open market or in privately negotiated transactions, then the purchase price of the shares will be the weighted average of the prices paid for such shares on the date the shares are purchased. If shares are purchased on the open market or in privately negotiated transactions on more than one date, a weighted average of such averages will be used. In the event that a purchase under the Plan is made both in newly-issued and previously-issued shares, the shares purchased will be allocated proportionately among the accounts of all participants for whom funds are being invested at that time.

Reports to Participants

EQ will maintain an account for each participant. All shares of Common Stock (including any fractional shares, computed to three decimal places) purchased for a participant under the Plan will be credited to his or her account. Each participant in the Plan will receive a quarterly statement of his or her account from EQ as soon as administratively possible following each dividend payment date. EQ will also furnish a participant with an account statement as soon as administratively possible following the investment of any optional cash.

If desired (as indicated on the participant’s Account Authorization Card), each participant may with respect to his or her Plan shares receive copies of quarterly reports and certain other communications generally sent by the Company to holders of Common Stock. Each participant will receive copies of the Company’s Annual Report and Notice of Annual Meeting and Proxy Statement. Information needed for reporting dividend income for federal income tax purposes will be provided to each participant in the Plan over the prior calendar year.

The participant may elect to have their statements and other information sent to them automatically by initiating eDelivery through shareowneronline.com.

Sale of Shares

Sales are usually made through a broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of the Company are traded. Depending on the number of shares of Common Stock to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions, and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see “Investment Fees” for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested in writing that the participant can deliver to their broker.

The Company’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Company’s insider trading policy provides that the participant may not trade in the Company’s common stock if in possession of material, non-public information about the Company. Share sales by employees, affiliates and Section 16 officers must be made in compliance with the Company’s insider trading policy.

Withdrawal from the Plan

Timing and Effect of Withdrawal. A participant may withdraw from the Plan at any time by notifying EQ in writing. A participant will be deemed to have withdrawn from the Plan upon EQ receiving notice in writing of the participant’s death. Termination of participation in the Plan by a shareholder of record will immediately stop all reinvestment of the participant’s dividends if the properly completed and signed notice of withdrawal is received by EQ no later than one business day prior to the record date for the next dividend payment. Investment of optional cash will stop immediately if notification of withdrawal from the Plan is received by EQ at least two business days prior to the applicable Investment Date. The entire amount of any optional cash received for which investment has been stopped by termination of participation in the Plan will be refunded to the participant. In addition to the foregoing, EQ may terminate any account by written notice to the participant and the Company.

Sale of Shares or Issuance of Certificates upon Withdrawal from the Plan. Upon termination of a participant’s account, the participant (or his or her personal representative or other authorized agent) may elect to receive either stock or cash for all the full shares in the participant’s account. If the participant’s account with EQ is terminated and the participant (or his or her personal representative or other authorized agent) elects to have the participant’s shares in the Plan sold, EQ will make such sale and send to the participant (or his or her personal representative or other authorized agent) the proceeds less any applicable commissions and any service fees. Sales requests may be accumulated by EQ, but no sales transactions will be delayed (except to the extent otherwise required by law). If funds are available, such shares may be purchased by EQ for investment under the Plan at their current market value (determined in the same manner as the price of newly-issued shares is determined) as of the date of such sale to EQ. If a participant does not make an election, the participant’s Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions from the participant. In any event, any fractional interest in a share will be converted to cash at the market value as of the date of the sale thereof (determined in the same manner as the price of newly-issued shares is determined).

Rejoining the Plan. Any eligible shareholder of record may rejoin the Plan at any time by completing a new Account Authorization Card. However, the Company or EQ may reject any such Account Authorization Card from a previous participant on grounds of excessive termination and rejoining.

Certificates for Shares

Shares Held by EQ. Certificates for shares of Common Stock purchased under the Plan will not be issued to a participant unless specifically requested in writing by the participant. The number of shares credited to a participant’s account under the Plan will be shown on each account statement mailed to the participant. While in the custody of EQ, shares of Common Stock purchased under the Plan will be registered in the name of EQ or one of its nominees. This convenience protects against loss, theft, or destruction of stock certificates.

At any time a participant may, without terminating participation in the Plan, request in writing that EQ issue a certificate for all or part of the whole shares credited to his or her Plan account. Any remaining whole shares and fractional share interest will continue to be credited to the participant’s account. A participant must request issuance of a certificate, in writing, for any shares of Common Stock purchased under the Plan which he or she desires to sell, pledge or transfer.

Certificates for fractional share interests will not be issued under any circumstances.

Name in Which Certificates will be Issued. Shareholder accounts under the Plan will be maintained in the names in which certificates for shares of Common Stock of such participants are registered at the time they enter the Plan. Certificates for whole shares, when issued, will be registered in the names in which accounts under the Plan are maintained.

Should a participant want his or her shares registered in any other name upon the withdrawal of the shares from the Plan, the participant must so indicate in his or her request to EQ and comply with all appropriate transfer requirements. In the event of such a request, the participant will be responsible for any taxes that may be due and for compliance with any applicable transfer restrictions.

No Transfer of Shares Held in Plan; No Right to Draw Against Account. Shares of Common Stock credited to the account of a participant under the Plan may not be assigned, pledged as collateral, or otherwise transferred. A participant who wishes to assign, pledge, or otherwise transfer such shares must execute and deliver to EQ a written request (with signature guaranteed if the certificate will be registered in other than the participant’s name) that a certificate for such shares be issued in his or her name. In addition, participants will not have the right to draw checks or drafts against their accounts under the Plan.

General Information

Sale or Transfer of Registered Shares. If a participant disposes of all the shares of Common Stock registered in his or her name, but retains shares in the Plan, EQ will continue to reinvest the dividends on shares in the Plan, subject to a participant’s right to withdraw from the Plan at any time.

If a participant who has selected the partial dividend reinvestment option disposes of a portion of the shares registered in his or her name, to the extent that such participant has registered in his or her name fewer shares than the number of shares designated as participating in the Plan, dividends on all shares remaining in the name of the participant will be reinvested under the Plan. If such participant subsequently acquires additional shares registered in his or her name, such additional shares shall be deemed to participate in the Plan until the number of shares equals the number of shares designated as participating in the Plan on the participant’s then current Account Authorization Card.

Stock Dividends and Issuance of Rights. Any shares distributed pursuant to stock dividends or stock splits effected by the Company on shares held by EQ for a participant will be credited to such participant’s account. In the event that the Company makes available to the holders of its Common Stock subscription or other rights to purchase additional shares of Common Stock or other securities, EQ will (if and when such rights trade independently) sell the rights accruing to all shares held by EQ for the participants and will apply the net proceeds of such sale to the purchase of additional shares of Common Stock. The Company will notify each participant in advance of any such offer. If the participant does not want EQ to sell his or her rights and invest the proceeds, it will be necessary for such participant to transfer all full shares held under the Plan to his or her own name by a given date. This will permit the participant to exercise, transfer or sell the rights on such shares. In the event that rights issued by the Company are redeemed prior to the date that such rights trade independently, EQ will invest the resultant funds in additional shares of Common Stock.

Voting of Shares Held in Plan. If a participant is a record holder of shares of Common Stock, the participant will be sent a proxy card (together with applicable proxy solicitation materials) or a notice of availability of proxy materials in connection with any annual or special meeting of shareholders. The proxy provided to the participant will apply to all shares registered in the participant’s name and to all whole shares credited to the participant’s account under the Plan. If the participant is not a record holder of shares of Common Stock, the participant will receive a voting instruction form or proxy card (together with applicable proxy solicitation materials), or a notice of availability of proxy materials, if applicable, on which to indicate how the shares held by EQ in the participant’s Plan account are to be voted. Fractional shares may not be voted.

A proxy card or voting instruction form that is properly signed and returned will be voted in the manner directed therein. If the proxy card or voting instruction form is properly signed and returned but no voting instructions are given with respect to any or all items on the card or form, all of the participant’s shares of Common Stock covered by such proxy card or form will be voted in accordance with the recommendations of the Company’s management or Board of Directors. If the card or form is not returned or is returned unsigned, the participant’s shares will not be voted.

Duties and Responsibilities of the Company and EQ. Other than for willful misconduct, neither the Company nor EQ nor its nominees will have any responsibility for any action taken or omitted pursuant to the Plan, nor will they have any duties, responsibilities, or liabilities except as expressly set forth in the Plan. Other than for willful misconduct, the Company and EQ will not be liable under the Plan for any act or for any omission to act, including without limitation, any claims of liability (a) with respect to the time or prices at which shares are purchased or sold for a participant’s account, or any inability to purchase or sell shares; (b) for any fluctuation in the market value after purchase or sale of shares; (c) delays resulting from the improper completion or delivery of Account Authorization Cards, changes thereto or withdrawal requests; or (d) arising out of a failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death.

Amendment and Termination of the Plan. The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will be notified of any suspension, termination, or significant modification of the Plan within a reasonable time prior to such change.

FEDERAL INCOME TAX CONSIDERATIONS

The following summary sets forth the general federal income tax consequences for an individual participating in the Plan and holding shares of Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion is not, however, intended to be an exhaustive treatment of such tax considerations. Future legislative changes or changes in administrative or judicial interpretations, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the Plan, each participant is urged to consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

General Considerations

In general, participants reinvesting dividends under the Plan have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such participants and such participants’ Plan account shares and even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock under the Plan. If shares are purchased on the open market or in a privately negotiated transaction, each participant’s share of brokerage fees, if any, paid by the Company will also be taxed as an additional dividend to that participant, to the extent the Company has earnings and profits.

Shares or any fraction thereof of Common Stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend to the participant. Shares or any fraction thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of the dividend. Whether purchased on the open market or in a privately negotiated transaction or from the Company, the shares or any fraction thereof will have a holding period beginning on the day following the purchase date.

Participants that make optional cash investments under the Plan will be deemed to have received an additional taxable dividend in the amount of the participant’s pro rata share of the brokerage commissions, if any, paid by the Company on the shares acquired under the Plan, to the extent the Company has earnings and profits. Such brokerage commissions may only be incurred on the purchase of Common Stock in the open market or in privately negotiated transactions. Shares or any fraction thereof purchased with optional cash investments will have a tax basis equal to the amount of such payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to the participant with respect to those shares or fraction thereof. The holding period for such shares or fraction thereof will begin on the day following the purchase date.

Participants should not be treated as receiving an additional taxable distribution relating to their pro rata share of EQ’s fees or other costs of administering the Plan, all of which will be paid by the Company. However, there can be no assurance that the Internal Revenue Service (“IRS”) will concur with this position. The Company has no present plans to seek formal advice from the IRS on this issue.

Participants will not recognize taxable income when they receive certificates for whole shares credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. However, participants will generally recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by the participants after withdrawal from or termination of the Plan. Participants will also generally recognize gain or loss when they receive cash payments for fractional shares credited to their account upon withdrawal from or termination of the Plan. The amount of gain or loss will be the difference between the amount a participant receives for his or her whole shares or fractional shares and the tax basis for such shares. Generally, the gain or loss will be a capital gain or loss, long-term or short-term depending on the holding period. Currently, net long-term capital gains of certain taxpayers are taxed at lower rates than other items of taxable income.

The tax basis of shares of Common Stock acquired under the Plan will be reported by the Plan Administrator in accordance with the current Treasury Regulations. The Plan Administrator intends to use the first-in, first-out (FIFO) method for determining the tax basis of any shares sold in the absence of a participant’s written designation to the Plan Administrator to use the specific identification method. Account statements, which contain a detailed record of a participant’s purchases and sales, should be retained for tax purposes to assist with determining tax basis.

Participants who have taxable income over a certain threshold amount are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which includes dividends and gain from the sale or disposition of Common Stock. Participants are urged to consult their tax advisors regarding the application of the additional 3.8% tax to their particular tax situation.

Information Reporting and Backup Withholding

Participants may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of dividends and gross proceeds from disposition of shares of Common Stock. Backup withholding generally applies only if the participant:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest or dividends properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the participant is not subject to backup withholding.

Certain persons are exempt from backup withholding, including corporations and financial institutions. Exempt recipients that are not subject to backup withholding and do not provide an IRS Form W-9 may nonetheless be treated as foreign payees subject to withholding under “FATCA” and may be withheld upon at the 30% rate discussed below under “Foreign Account Tax Compliance Act.”

Participants who are not United States citizens or residents will need to be provide a valid Form W-8BEN and may be subject to withholding on all payments reportable on an IRS Form 1099 or Form 1042-S, as applicable, at the current backup withholding rate of 28% or the normal withholding rate of 30% (or lesser tax treaty rate if applicable), respectively. Effective for accounts opened on or after January 1, 2015, participants that are not individuals who do not provide either a type of Form W-8 (for foreign entities, a Form W-8BEN-E, W-8EXP, W-8ECI or W-8IMY) or Form W-9 (for U.S. entities), will be subject to withholding at a 30% rate as discussed below under “Foreign Account Tax Compliance Act.” In particular, foreign entities should consult with their internal tax advisors or counsel as to which type of Form W-8 they should provide based on their status under Chapters 3 and 4 of the Internal Revenue Code.

The Plan Administrator will file annually with the IRS, and to participants to whom the Plan Administrator is required to furnish such information, information relating to the amount of dividends and gross proceeds and the amount of withholding, if any. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. participant resides.

Backup and other withholding is not an additional tax. Any amount withheld from a payment to a participant under the backup withholding rules is allowable as a credit against such participant’s U.S. federal income tax liability and may entitle such participant to a refund provided such participant timely furnishes the required information to the IRS.

If a participant is subject to withholding, the tax required to be withheld will be deducted from the amount of cash dividends reinvested. Since such withholding tax applies also to a dividend on shares credited to the participant’s Plan account, only the net dividend on such shares will be applied to the purchase of additional shares of Common Stock. Regular statements sent to such participants will indicate the amount of tax withheld. Likewise, participants selling shares through the Plan who are subject to backup or other withholding will receive only the net cash proceeds from such sale as required by the Internal Revenue Code and the regulations thereunder. The Company cannot refund amounts withheld. Participants should consult their tax advisors as to their qualification for exemption from backup and other withholding, reduced rates of withholding under applicable tax treaties, and the procedures for obtaining and applicable exemption or reduced rate of withholding.

Foreign Account Tax Compliance Act

Provisions of the Hiring Incentives to Restore Employment Act regarding foreign account U.S. tax compliance, known as the “Foreign Account Tax Compliance Act” or “FATCA,” impose a U.S. federal withholding tax of 30% on certain types of payments made after December 31, 2012 to “foreign financial institutions” (including non-U.S. investment funds) and certain other “non-financial foreign entities” (each as defined in the Internal Revenue Code), including where such foreign financial institutions or non-financial foreign entities are acting as intermediaries, unless they meet the information reporting requirements of FATCA. Although FATCA provides that these withholding provisions will apply to applicable payments made after December 31, 2012, final Treasury Regulations issued by the United States Treasury provide that the withholding provisions will apply only to payments of dividends made on or after July 1, 2014 and to gross proceeds from the sale or other disposition of Common Stock paid on or after January 1, 2017. Accordingly, under the final Treasury Regulations, although dividends will be subject to withholding under FATCA, gross proceeds from a sale or other disposition occurring prior to January 1, 2017 will not be.

To avoid withholding under FATCA, a foreign financial institution will need to enter into an agreement with the IRS that states that it will provide the IRS certain information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information and determine certain other information as to its account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements for foreign financial institutions in the applicable foreign country. To avoid withholding, a non-financial foreign entity will need to provide either (i) the name, address, and taxpayer identification number of each substantial U.S. owner or (ii) certifications of no substantial U.S. ownership, unless certain other exceptions apply.

If an amount in respect of United States withholding tax is deducted or withheld from dividends or gross proceeds as a result of a holder’s failure to comply with these rules or the presence in the payment chain of an intermediary that does not comply with these rules, neither the Company nor any other person is required to pay any additional amount as a result of the deduction or withholding of such tax. As a result, investors may receive less dividends (and thus, only the net amount of the dividend will be applied to the purchase of additional shares of Common Stock) or gross proceeds from a sale or other disposition than expected. Certain countries have entered into, and the Company expects other countries to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that the Common Stock will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or indirectly holding Common Stock through financial institutions in) those countries that have entered into agreements with the United States.

Prospective investors should consult their tax advisors regarding the FATCA withholding provisions as well as any changes to the final Treasury Regulations.

USE OF PROCEEDS

The proceeds from the sale of the newly issued shares of Common Stock offered by this prospectus will be used for general corporate purposes. Pending any such uses, we may invest the net proceeds from the sale of any securities in interest-bearing short-term investments, including money market accounts. We cannot estimate the amount of any such proceeds at this time.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 50,000,000 shares of Common Stock, $1.00 par value per share, 33,000,000 shares of class B Common Stock, $1.00 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. As of February 27, 2024, there were 24,706,056 shares of Common Stock and 7,016,354 shares of class B Common Stock outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding. As of December 28, 2023, we had outstanding options to purchase a total of 3,172,700 shares of Common Stock at a weighted average exercise price of $22.69 per share. Of this total, options to purchase 1,988,780 were vested and 1,183,920 remain unvested. As of December 28, 2023, we had outstanding 238,273 shares of restricted Common Stock or restricted stock units subject to vesting conditions. As of December 28, 2023, an additional 1,085,339 shares of Common Stock were available for future award grants under our stock incentive plan.

Comparison of Common Stock and Class B Common Stock

The following table compares our Common Stock and class B common stock.

	Common Stock	Class B Common Stock
Voting rights per share	1	10

Cash dividend rights per share	110% of any cash dividend paid on class B Common Stock (subject to rounding)	In an amount as may be determined by board of directors

Transferability	Freely transferable*	May only be transferred to permitted transferees (as described below)*

Conversion rights	None	Share-for-share into Common Stock at the option of the holder**

Liquidation rights	Same as class B common stock	Pro rata sharing of assets remaining after payment of all liabilities and preferred stock claims (if any)

Preemptive rights	None	None

Redemption rights	None	None

Sinking fund rights	None	None

*	Subject to applicable federal and state securities law restrictions.
**	Automatically converts into Common Stock if total outstanding shares of class B common stock becomes less than 2% of the aggregate number of outstanding shares of Common Stock and class B common stock.

Holders of class B common stock are entitled to ten votes per share on all matters brought before a vote of our shareholders and holders of Common Stock are entitled to one vote per share on all such matters. Both classes vote as a single class on all such matters, unless otherwise required by law. Voting rights are not cumulative.

Holders of our Common Stock are entitled (subject to rounding) to 110% of any cash dividends per share declared by our board of directors to be payable with respect to our class B common stock (but not with respect to distributions in partial or complete liquidation of us or one or more of our subsidiaries). The declaration and payment of cash dividends is solely within the discretion of our board of directors. If cash dividends are not paid on the class B common stock for any reason whatsoever, then the holders of Common Stock are not entitled to any cash dividends. Holders of our preferred stock, if any, are entitled to receive dividends at the rate fixed by our board of directors, payable when and as declared, in preference to the holders of our Common Stock and class B common stock.

Holders of Common Stock have the same rights as holders of class B common stock with respect to stock dividends, stock splits and non-cash distributions, except that in the event of a stock dividend or stock split payable other than in preferred stock, only Common Stock can be distributed with respect to outstanding shares of Common Stock and only class B common stock can be distributed with respect to outstanding shares of class B common stock.

Shares of class B common stock are not transferable except to limited permitted transferees, including: (i) the beneficial owner of the class B common stock; (ii) the beneficial owner’s spouse; (iii) any parent and any lineal descendant (including any adopted child) of any parent of the beneficial owner or of the beneficial owner’s spouse; (iv) any trustee, guardian or custodian for, or any executor, administrator or other legal representative of the estate of, any of the foregoing individuals; (v) the trustee of a trust (including a voting trust) principally for the benefit of the beneficial owner; and (vi) any corporation, partnership or other entity if a majority of the beneficial ownership of the corporation, partnership or other entity is held by the beneficial owner of the class B common stock and/or any of the foregoing individuals. If a holder of class B common stock wishes to sell or otherwise transfer class B common stock to a person other than a permitted transferee listed in clauses (i) through (vi) of the previous sentence, then the holder must first convert the class B common stock into Common Stock and then may proceed with the transfer. The conversion of class B common stock into Common Stock is an irrevocable act and, once taken, the shares of Common Stock cannot be reconverted into class B common stock. Our articles of incorporation impose no restrictions on the transferability of shares of Common Stock.

Holders of Common Stock have no conversion privileges. The shares of class B common stock are convertible at the option of the holder, at any time or from time to time, into shares of Common Stock on a share-for-share basis. Additionally, the outstanding shares of class B common stock will be automatically converted into Common Stock on a share-for-share basis if, at any time, the total outstanding shares of class B common stock fall below 2% of the aggregate outstanding shares of Common Stock and class B common stock. We are required to reserve and keep available for issuance enough authorized but unissued shares of Common Stock to satisfy the share issuance requirements upon conversion of all outstanding shares of class B common stock.

There are no restrictions (other than obtaining the requisite corporate approval) on additional issuances of shares of Common Stock by us up to the number of then available authorized shares. However, we may not issue any additional shares of class B common stock (other than pursuant to stock dividends and stock splits as described above) without the approval of a majority of the votes represented by the outstanding shares of Common Stock and class B common stock, voting together as a single class.

Holders of Common Stock and class B common stock are entitled to share equally on a pro rata basis (based on the number of shares held compared to the aggregate number of outstanding shares of Common Stock and class B common stock) in all payments or distributions made to such holders upon our liquidation, dissolution or winding up. Holders of preferred stock, if any, would be entitled to receive the payments and distributions specified by our board of directors prior to the issuance of the preferred stock (plus accrued but unpaid dividends in the case of preferred stock entitled to cumulative dividends) before any payment or distribution is made to holders of Common Stock and class B common stock upon our liquidation, dissolution or winding up.

Holders of Common Stock and class B common stock have no redemption privileges, preemptive rights or sinking fund rights.

The outstanding shares of Common Stock and class B common stock are fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC (“EQ Shareowner Services”).

Preferred Stock

Our board of directors is authorized to issue our preferred stock in one or more series and to fix the relative powers, preferences and rights, and the qualifications, limitations and restrictions, of any series with respect to voting rights; the rate of dividend and other dividend terms; the price, terms and conditions of redemption; the amounts payable in the event of voluntary or involuntary liquidation; sinking fund provisions for redemption or purchase of shares; and the terms and conditions on which shares may be converted. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our Common Stock or class B common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the Common Stock and class B common stock;

•	diluting the voting power of the Common Stock and class B common stock;

•	impairing the liquidation rights of the Common Stock and class B common stock; and

•	delaying or preventing a change in control of our company.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and Bylaws

Provisions of Wisconsin law have certain anti-takeover effects. Our articles of incorporation and bylaws also contain provisions that may have similar effects.

Wisconsin Anti-Takeover Statute

Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law, or the WBCL, restrict a broad range of business combinations between a Wisconsin corporation and an “interested stockholder” for a period of three years unless specified conditions are met. The WBCL defines a “business combination” as including certain mergers or share exchanges, sales of assets, issuances of stock or rights to purchase stock and other related party transactions. An “interested stockholder” is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. During the initial three-year period after a person becomes an interested stockholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested stockholder unless the corporation’s board of directors approved the business combination or the acquisition of the stock by the interested stockholder prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested stockholder unless:

•	the board of directors approved the acquisition of the stock prior to the acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder;

•	the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount; or

•	the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1130 to 180.1133 of the WBCL govern certain mergers or share exchanges between public Wisconsin corporations and significant shareholders, and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory “fair price.” Section 180.1130 of the WBCL generally defines a “significant shareholder” as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the corporation who beneficially owned 10% or more of the voting power of the then outstanding shares within the last two years.

Section 180.1150 of the WBCL provides that in particular circumstances the voting power of shares of a public Wisconsin corporation held by any person in excess of 20% of the voting power is limited to 10% of the voting power these excess shares would otherwise have. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of the restoration. This voting restriction does not apply to shares acquired directly from the corporation.

Section 180.1134 of the WBCL requires shareholder approval for some transactions in the context of a tender offer or similar action for more than 5% of any class of a Wisconsin corporation’s stock. Shareholder approval is required for the acquisition of more than 5% of the corporation’s stock at a price above market value from any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets that amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation has at least three independent directors and a majority of the independent directors vote not to have this provision apply to the corporation.

In addition to the anti-takeover provisions described above, various provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have anti-takeover effects.

Disparate Voting Power and Limited Transferability of Class B Shares

Our class B common stock has ten votes per share, while our Common Stock has one vote per share. As of December 28, 2023, shares of class B common stock constituted about 22.3% of our aggregate shares of outstanding Common Stock and class B common stock and about 74.1% of our total outstanding voting power. As a result, our capital structure may deter a potential change in control because our voting power is concentrated in our class B Common Stock.

These shares of class B common stock cannot be transferred at any time except for transfers to limited permitted transferees, including:

•	the beneficial owner of the class B common stock or the beneficial owner’s spouse;

•	the parent and any lineal descendant (including any adopted child) of any parent of the beneficial owner or of the beneficial owner’s spouse;

•	any trustee, guardian or custodian for, or any executor, administrator or other legal representative of the estate of, any of the foregoing individuals;

•	the trustee of a trust (including a voting trust) principally for the benefit of the beneficial owner; and

•	any corporation, partnership or other entity if a majority of the beneficial ownership of the corporation, partnership or other entity is held by the beneficial owner of the class B common stock and/or any of the foregoing individuals.

Any attempted transfer of our class B shares in violation of our articles of incorporation will be void. These restrictions on transfer of our class B common stock have the effect of preventing potential acquirors from obtaining voting control in a transaction not approved by our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the Common Stock. As a result, these provisions may be a deterrent to a potential acquisition transaction.

No Cumulative Voting

The WBCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations; Procedures for Calling a Special Meeting

Our bylaws provide that shareholders seeking to nominate persons for election to our board of directors or to bring business before an annual meeting must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice must be received no later than the earlier of (i) 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting and (ii) the later of (A) the 70th day prior to the current year annual meeting and (B) the 10th day after the day on which the current year annual meeting is publicly announced. The bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Our bylaws also establish a procedure which shareholders seeking to call a special meeting of shareholders must follow. Our president must call a special meeting only if holders of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at that meeting submit a valid written demand to the corporate secretary. To be valid, a written demand must set forth, among other things, the specific purpose or purposes for which the special meeting is to be held and information about each shareholder demanding the meeting. In addition, shareholders demanding a special meeting must deliver a written agreement to pay the costs incurred by us in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for the solicitation of proxies, in the event such shareholders are unsuccessful in their proxy solicitation. We may engage an independent inspector of elections to act as our agent for reviewing the validity of a shareholder demand for a special meeting.

Authorized But Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without your approval. We could use these additional shares for a variety of corporate purposes, including future public offerings (following this offering) to raise additional capital, corporate acquisitions and issuances under employee benefit plans. Additionally, we could issue a series of preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based on its judgment as to the best interests of our company and our shareholders. The board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the Common Stock.

Amendments to Articles of Incorporation

The WBCL allows us to amend our articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles of incorporation or to delete a provision that is not required to be included in the articles of incorporation. The board can propose one or more amendments for submission to shareholders and may condition its submission of the proposed amendment on any basis if it provides certain notice and includes certain information regarding the proposed amendment in that notice.

Preemptive Rights

No holder of our Common Stock has any preemptive or subscription rights to acquire shares of our Common Stock.

PLAN OF DISTRIBUTION

The shares of Common Stock that participants acquire under the Plan will be authorized but unissued or treasury shares sold directly by the Company through the Plan. As stated elsewhere in this prospectus, the Company will pay any brokerage fees or commissions for shares purchased under the Plan.

Subject to the number of the Company’s shares of Common Stock registered and available for offer and sale by the Company under the Plan, there is no total maximum number of shares that can be sold by the Company under the Plan pursuant to the reinvestment of dividends.

Persons who acquire shares of the Company’s Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. The Company will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will the Company enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of the Common Stock so purchased.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Company’s Common Stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. Our SEC filings are also available to the public at the SEC’s web site, www.sec.gov, or on our website, www.marcuscorp.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2023, filed with the SEC on March 1, 2024;

•	our Current Report on Form 8-K, filed with the SEC on February 27, 2024; and

•	the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, dated November 17, 1993, and any amendment or report updating that description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may request a free copy of any of the documents incorporated by reference in this prospectus, but not delivered with the prospectus, by writing or telephoning us at the following address:

The Marcus Corporation

Attn: Secretary

100 East Wisconsin Avenue, Suite 1900

Milwaukee, Wisconsin 53202

(414) 905-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

LEGAL MATTERS

Foley & Lardner LLP, Milwaukee, Wisconsin, our counsel, will pass upon the validity of the securities offered pursuant to this prospectus.

EXPERTS

The financial statements of The Marcus Corporation as of December 28, 2023 and December 29, 2022, and for each of the three years in the period ended December 28, 2023, incorporated by reference in this prospectus, and the effectiveness of The Marcus Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$532
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Printing expenses	1,000
Other	--
Total	$51,532

Item 15.	Indemnification of Directors and Officers

Article VIII of the registrant’s Bylaws provides that, to the fullest extent permitted or required by the Wisconsin Business Corporation Law, the registrant shall indemnify all directors and officers of the registrant, and any person who is serving at the registrant’s request as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or other entity, against all expense, liability and loss incurred or suffered in connection with such positions or services. Such indemnification continues to apply to former directors, officers, etc., and inures to the benefit of their heirs, executors and administrators.

In addition, the Wisconsin Business Corporation Law provides that the registrant shall indemnify a director or officer of the registrant against liability incurred by the director or officer acting in his or her capacity as a director or officer of the registrant, unless liability was incurred because the director or officer breached or failed to perform any duty owed to the registrant and that breach or failure to perform constituted (i) a willful failure to deal fairly with the registrant or its shareholders in a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful, (iii) a transaction from which the director or officer received an improper personal benefit, or (iv) willful misconduct.

Any repeal or modification of any of the foregoing provisions shall not adversely affect any right or protection of any director, officer, or other indemnitee existing at the time of such repeal or modification.

The registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the registrant’s former, current or future directors or officers.

The indemnification provided by the Wisconsin Business Corporation Law and the registrant’s Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Item 16.	Exhibits

Exhibit Number	Description

3.1	Restated Articles of Incorporation of The Marcus Corporation (incorporated by reference to Exhibit 3.2 to The Marcus Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended November 13, 1997 [Commission File No. 1-12604]).

3.2	Bylaws of The Marcus Corporation, as amended (incorporated by reference to Exhibit 3 to The Marcus Corporation’s Current Report on Form 8-K filed on February 27, 2024).

4.1	Description of the Registrant’s Securities. [Incorporated by reference to Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 26, 2019.]

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (incorporated by reference to the signature page hereto).

107	Filing fee table

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 5th day of March, 2024.

THE MARCUS CORPORATION

By:	/s/ Gregory S. Marcus
Gregory S. Marcus
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on March 5, 2024 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Chad M. Paris and Thomas F. Kissinger, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Name

/s/ Gregory S. Marcus	/s/ Timothy E. Hoeksema
Gregory S. Marcus	Timothy E. Hoeksema
President and Chief Executive Officer and Director	Director
(Principal Executive Officer)

/s/ Chad M. Paris	/s/ Philip L. Milstein
Chad M. Paris	Philip L. Milstein
Chief Financial Officer and Treasurer (Principal Financial Officer and Principal	Director
Accounting Officer)

/s/ Bruce J. Olson	/s/ Allan H. Selig
Bruce J. Olson	Allan H. Selig
Director	Director

/s/ Katherine M. Gehl	/s/ Brian J. Stark
Katherine M. Gehl	Brian J. Stark
Director	Director

/s/ Diane Marcus Gershowitz	/s/ Austin M. Ramirez
Diane Marcus Gershowitz	Austin M. Ramirez
Director	Director

/s/ Thomas F. Kissinger
Thomas F. Kissinger
Senior Executive Vice President, General Counsel and Secretary and Director